Exhibit 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
GraphOn Corporation


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-88255 and No. 333-40174) of GraphOn Corporation of our report dated February 7, 2003, relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 7, 2003, relating to the financial statement schedule, which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ BDO Seidman, LLP
BDO Seidman, LLP
San Jose, California

March 28, 2003